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                                                                       EXHIBIT 5

                         OPINION OF KIRKLAND & ELLIS



                                                                  March 30, 1998


Board of Directors
Great Lakes Chemical Corporation
P.O. Box 2200
West Lafayette, IN  47906

     Re:  Great Lakes Chemical Corporation --
          Great Lakes Savings Plan Registration of Form S-8

Gentlemen:

     As special counsel to Great Lakes Chemical Corporation (the "Company"), we are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 to effect the registration under the Securities Act of 1933, as amended, of shares of common stock of the Company (the "Shares of Common Stock") which may be offered pursuant to the Great Lakes Savings Plan (the "Plan").

     We have reviewed the Plan and the proceedings taken by the Board of Directors of the Company in connection with the adoption of the Plan, the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date, and we have examined such other records, documents and instruments as in our judgment are necessary and appropriate to enable us to render the opinion expressed below.

     Based on the foregoing, it is our opinion that the Shares of Common Stock which may be offered pursuant to the Plan will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement of Form S-8 referred to above and to the use of our name in connection with this opinion in such Registration Statement.

                                            Sincerely,



                                            KIRKLAND & ELLIS